January 30, 2020

Gary A. Norcross
Chairman, Chief Executive Officer and President
Fidelity National Information Services, Inc.
601 Riverside Avenue, T-12
Jacksonville, FL 32204

Re:	Notice of Intention to Retire from the Board of Directors and employment of Fidelity National Information Services, Inc. (“FIS” or the “Company”)
Dear Gary:
It has been a great pleasure to work with you and the executive team and Board of Directors (the “Board”) of FIS on the transition and integration of Worldpay into FIS. I am pleased that we have made tremendous progress in integrating these two great companies and I am confident that the Company is in good hands and on the right track for its future. As a result of the progress we have made, it is now time for me to provide notice of my intention to retire from the Board and the Company effective on March 1, 2020.
Please feel free to call on me where I can be of any assistance with the continued success of the Company.
Sincerely,

/s/ Charles Drucker

Charles Drucker